Exhibit 1.1

[Execution Version]

THE CHEMOURS COMPANY

$500,000,000 5.375% Senior Notes Due 2027

UNDERWRITING AGREEMENT

May 9, 2017

Credit Suisse Securities (USA) LLC,

As Representative of the Several Underwriters,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Dear Ladies and Gentlemen:

1.           Introductory. The Chemours Company, a Delaware corporation (the “Company”), agrees with the several Underwriters named in Schedule A hereto (the “Underwriters”) to issue and sell to the several Underwriters $500,000,000 aggregate principal amount of its 5.375% Senior Notes Due 2027 (the “Offered Securities”). The Offered Securities shall be issued under an indenture to be dated as of the Closing Date (the “Base Indenture”), and supplemented by a supplemental indenture to be dated as of the Closing Date (the “Supplemental Indenture”), between the Company, the guarantors listed on Schedule B hereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). The Offered Securities will be unconditionally guaranteed (the “Guarantees”) by the Guarantors and any other entity that becomes a guarantor of the Offered Securities following the Closing Date (as defined below), pursuant to the terms of the Indenture.

2.           Representations and Warranties of the Company and the Guarantors. The Company and the Guarantors, jointly and severally, represent and warrant to, and agree with, the several Underwriters that:

(a)          Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-217642), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 4:00 pm (New York City time) on the date of this Agreement.

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“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form required to be retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission under the Act, the Exchange Act or the Trust Indenture Act.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the New York Stock Exchange.

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b)          Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the

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Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the General Disclosure Package and the Final Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder.

(c)          Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405.

(ii)         Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement.

(iii)        Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representative, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to the Representative, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representative of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iv)        Required Filings. The Company has timely made all filings required to be made by it under the Exchange Act that are necessary in order to meet the eligibility requirements of Form S-3.

(v)         Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d)          Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any subsidiary of the Company in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(e)          General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement (and all information incorporated by reference therein), dated May 9 2017, including the base

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prospectus (and all information incorporated by reference therein), dated May 4, 2017 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule C to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f)           Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representative as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representative and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g)          Good standing of the Company and the Guarantors. The Company and each Guarantor has been duly incorporated or formed (as applicable) and is existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable), with power and authority (corporate or other) to own its properties and conduct its business as described in the General Disclosure Package. The Company and each Guarantor are duly qualified to do business as a foreign corporation (or other entity, as applicable) and, to the extent that such concept is applicable in the relevant jurisdiction, are in good standing in every jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing (as applicable) would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, business or properties of the Company and the Guarantors taken as a whole (a “Material Adverse Effect”). Each non-Guarantor subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X has been duly incorporated or formed (as applicable) and is existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable), with power and authority (corporate or other) to own its properties and conduct its business as described in the General Disclosure Package. Each such subsidiary is duly qualified to do business as a foreign corporation (or other entity, as applicable) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing (as applicable) would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect; all of the issued and outstanding capital stock or other ownership interest of each such subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock or other ownership interest of each such subsidiary is owned free from liens, encumbrances and defects, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The entities listed on Schedule E hereto are the only subsidiaries, direct or indirect, of the Company, except for those subsidiaries that would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.

(h)          Indenture; Offered Securities. The Indenture has been duly authorized by the Company and the Guarantors; the Offered Securities have been duly authorized by the Company; and when the

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Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Indenture will have been duly executed and delivered by the Company and the Guarantors, such Offered Securities will have been duly executed, authenticated, issued and delivered by the Company, will conform to the description of such Offered Securities in the General Disclosure Package and the Final Offering Circular in all material respects and the Indenture; the Indenture will conform to its description in the General Disclosure Package and the Final Offering Circular in all material respects; and the Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company and the Indenture will constitute a valid and binding obligation of the Guarantors, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and entitled to the benefits provided by the Indenture.

(i)           Trust Indenture Act. On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act and the Rules and Regulations applicable to an indenture which is qualified thereunder.

(j)           No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company or any Guarantor, on the one hand, and any person, on the other, that would give rise to a valid claim against the Company, such Guarantor or any Underwriter for a brokerage commission, finder’s fee or other like payment.

(k)          Guarantees. The Guarantee to be endorsed on the Offered Securities by each Guarantor has been duly authorized by such Guarantor; and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date and issued, executed and authenticated in accordance with the terms of the Indenture, the Guarantee of each Guarantor endorsed thereon will have been duly executed and delivered by each such Guarantor, will conform in all material respects to the description thereof contained in the General Disclosure Package and will constitute valid and legally binding obligations of such Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(l)           Registration Rights. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company or any Guarantor, on the one hand, and any person, on the other, granting such person the right to require the Company or such Guarantor to file a registration statement under the Act with respect to any securities of the Company or such Guarantor or to require the Company or such Guarantor to include such securities with the Offered Securities and Guarantees registered pursuant to the Registration Statement.

(m)         Absence of Further Requirements. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement or the Indenture in connection with the offering, issuance and sale of the Offered Securities and the Guarantees by the Company and the Guarantors, except such as have been obtained, or made and such as may be required under state securities laws in connection with the offer and sale of the Offered Securities and the Guarantees.

(n)          Title to Property. Except as disclosed in the General Disclosure Package and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company, the Guarantors and their respective subsidiaries have good and marketable title to all real properties and all personal property, in each case, free from liens, charges, encumbrances and defects that would affect the value thereof or interfere with the use made or to be made thereof by them; and except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries hold any leased real or personal property material to its business under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

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(o)          Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Indenture, the Offered Securities and this Agreement, and the issuance and sale of the Offered Securities and Guarantees and compliance with the terms and provisions hereof and thereof, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Guarantors or any of their respective subsidiaries pursuant to, the charter or by-laws (or similar organizational documents) of the Company, the Guarantors or any of their respective subsidiaries, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors, any of their respective subsidiaries or any of their properties, or any agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the properties of the Company, the Guarantors or any of their respective subsidiaries is subject, except in each case (other than in relation to any of the foregoing under such charter or by-laws (or similar organizational documents)), for any such breach, violation or default as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Guarantors or any of their respective subsidiaries.

(p)          Absence of Existing Defaults and Conflicts. None of the Company, the Guarantors or their respective subsidiaries are in violation of their respective charter or by-laws (or similar organizational documents) or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(q)          Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors.

(r)           Possession of Licenses and Permits. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses (including sublicenses) and permits (“Licenses”) needed for the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them. Except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries have not received any written notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company, the Guarantors or any of their subsidiaries, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(s)          Absence of Labor Dispute. No labor dispute with the employees of the Company, the Guarantors or any of their respective subsidiaries exists or, to the knowledge of the Company or the Guarantors, is imminent that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(t)           Possession of Intellectual Property. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries own, possess, have adequate rights to use, or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information, trade secrets and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them. Except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries have not received any written notice of infringement of or conflict with

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asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(u)          Environmental Laws. Except as disclosed in the General Disclosure Package, (a) (i) each of the Company, the Guarantors and their respective subsidiaries is and has been in compliance with, and has no liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, directive, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the protection or restoration of, or damage to, the environment or natural resources, or to matters related to the protection of human health and safety (collectively, “Environmental Laws”), (ii) none of the Company, the Guarantors or any of their respective subsidiaries is conducting or funding, or required to conduct or fund, any investigation, remediation, remedial action or monitoring (including medical monitoring) of actual or suspected Release of or exposure to Hazardous Substances, (iii) none of the Company, the Guarantors or any of their respective subsidiaries is liable or allegedly liable for any Release or threatened Release of, or exposure to, Hazardous Substances, including in respect of any formerly owned or operated sites and any off-site treatment, storage or disposal site, (iv) none of the Company, the Guarantors or any of their respective subsidiaries is subject to any pending or threatened claim, order or judgment by or with any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances, including any exposure or alleged exposure thereto (including with respect to asbestos and lead paint and pigments), and (v) each of the Company, the Guarantors and their respective subsidiaries has received and is and has been in compliance with all, and has no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws (collectively, “Environmental Permits”) to conduct their respective businesses, except in each case covered by clauses (i) – (v) such as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; and (b) to the knowledge of the Company and the Guarantors, no capital or other expenditure (including in respect of pollution controls and air emission allowances or credits) is required to achieve or maintain compliance with applicable Environmental Laws and Environmental Permits, except for such expenditures that are disclosed in the General Disclosure Package or that would not individually or in the aggregate have a Material Adverse Effect; and (c) in the ordinary course of its business the Company and the Guarantors periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of it and its subsidiaries, and, on the basis of such evaluation, the Company and the Guarantors have reasonably concluded that such Environmental Laws would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, mercury and other metals, perfluorooctanoic acid and other fluorinated substances, chlorofluorocarbons and other ozone-depleting substances, lead-containing paints and pigments, and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws and “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration.

(v)         Accurate Disclosure. The statements in the General Disclosure Package and Final Prospectus under the headings “Description of the Notes” and “U.S. federal income tax considerations,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, fairly summarize in all material respects such legal matters, agreements, documents or proceedings and present the information required to be shown.

(w)         Absence of Manipulation. None of the Company, the Guarantors or their respective affiliates has, either alone or with one or more other persons, bid for or purchased for any account in which it or any of its affiliates had a beneficial interest in any Offered Securities or attempted to induce any person to purchase any Offered Securities.

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(x)          Statistical and Market-Related Data. Nothing has come to the attention of the Company or any Guarantor that has caused the Company or any Guarantor to believe that any third-party statistical and market-related data included in the Registration Statement, a Statutory Prospectus or the General Disclosure Package is not based on or derived from sources that are reliable and accurate in all material respects.

(y)          Internal Controls; Absence of Accounting Issues. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Company are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; (iii) transactions are executed in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Based on the Company’s most recent evaluation of its internal controls over financial reporting pursuant to Rule 13a-15(c) of the Exchange Act, there are no material weakness in its system of internal control over financial reporting.

(z)          Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(aa)        Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, the Guarantors, any of their respective subsidiaries or any of their respective properties that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantors to perform their obligations under the Indenture, the Offered Securities and the Guarantees or this Agreement; and to the Company’s and the Guarantors’ knowledge, no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) have been threatened in writing.

(bb)       Financial Statements. The financial statements included in the Registration Statement and the General Disclosure Package present fairly in all material respects the financial position of the Company, the Guarantors and their respective consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

(cc)        No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business or properties of the Company, the Guarantors and their respective subsidiaries, taken as a whole, that is material and adverse; (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no

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dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness or net assets of the Company, the Guarantors and their respective subsidiaries.

(dd)       Investment Company Act. Neither the Company nor any Guarantor is and, after giving effect to the offering and sale of the Offered Securities and the issuance of the Guarantees and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ee)        Regulations T, U, X. None of the Company, any Guarantor, any of their respective subsidiaries or any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(ff)         Ratings. No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or any Guarantor’s retaining any rating assigned to the Company or any Guarantor or any securities of the Company or any Guarantor or (ii) has indicated to the Company or any Guarantor that it is considering any of the actions described in Section 7(c)(ii) hereof.

(gg)       No Unlawful Payments. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company or the Guarantors, any director, officer or employee of the Company or any of its subsidiaries or any agent, or controlled affiliate of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any unlawful rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce policies and procedures designed to ensure compliance by the Company, the Guarantors, its subsidiaries and their respective directors, officers and employees with all applicable anti-bribery and anti-corruption laws.

(hh)       Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements relating to anti-money laundering, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or the Guarantors, threatened.

(ii)          No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company or the Guarantors, any director, officer or employee, agent or controlled affiliate of the Company or any of its subsidiaries is currently the subject of any sanctions administered or

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enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union or Her Majesty’s Treasury (“HMT”) (collectively, “Sanctions”), nor is the Company or any of its subsidiaries or any of the Guarantors located, organized or resident in a country or territory that is the subject of comprehensive, country-wide or territory-wide Sanctions (each, a “Sanctioned Country”); and the Company will not directly or, to the Company’s knowledge, indirectly use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by the Company, any of its subsidiaries or any other person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise, of Sanctions, in the case of each of clauses (i), (ii) and (iii), in violation of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, and are not now knowingly engaged in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, in each case in violation of Sanctions.

(jj)          Information Incorporated by Reference. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the General Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto

3.           Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.051% of the principal amount thereof, plus accrued interest, if any from May 23, 2017 to the Closing Date, the respective principal amounts of the Offered Securities set forth opposite the names of such Underwriters in Schedule A hereto.

The Company will deliver the Offered Securities to or as instructed by the Representative for the accounts of the several Underwriters in a form reasonably acceptable to the Representative against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representative drawn to the order of the Company at the office of Cravath, Swaine & Moore LLP, at 10:00 a.m., New York City time, on May 23, 2017, or at such other time not later than seven full business days thereafter as the Representative and the Company determine, such time being herein referred to as the “Closing Date.” For purposes of Rule 15c6-1 under the Exchange Act, the Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Offered Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Cravath, Swaine & Moore LLP at least 24 hours prior to the Closing Date.

4.           Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5.           Certain Agreements of the Company and each Guarantors. The Company and each Guarantor, jointly and severally, agrees with the several Underwriters that:

(a)          Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representative, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

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(b)          Filing of Amendments; Response to Commission Requests. The Company and the Guarantors will promptly advise the Representative of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representative a reasonable opportunity to comment on any such amendment or supplement; and the Company and the Guarantors will also advise the Representative promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company or the Guarantors of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company and the Guarantors will use their best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)          Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the General Disclosure Package or the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the General Disclosure Package or the Final Prospectus to comply with the Act, the Company and the Guarantor will promptly notify the Representative of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representative, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representative’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d)          Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company and the Guarantors will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e)          Furnishing of Prospectuses. The Company and the Guarantors will furnish to the Representative copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representative reasonably requests. The Company and the Guarantors will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)           Blue Sky Qualifications. The Company and the Guarantors will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representative designates and will continue such qualifications in effect so long as required for the distribution of the Offered Securities.

(g)          Payment of Expenses. The Company and the Guarantors will pay all expenses incident to the performance of their obligations under this Agreement and the Indenture, including but not limited to (i) the fees and expenses of the Trustee and its legal counsel; (ii) all expenses in connection with the execution, issue, authentication and initial delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Indenture, the Preliminary Prospectus, any other documents comprising any part of the General Disclosure Package, the Final Prospectus, all amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities, (iii) any filing fees and other expenses (including reasonable fees and disbursements of counsel to the Underwriters in an amount not to exceed $10,000) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representative designates and the preparation and printing of memoranda relating thereto, any fees charged by investment rating agencies for the rating of the Offered Securities, costs and expenses relating to investor presentations or any “road

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show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s and the Guarantors’ officers and employees and any other expenses of the Company, fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.

(h)          Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any Underwriter or affiliate of any Underwriter.

(i)           Absence of Manipulation. The Company, the Guarantors or their affiliates will not take, directly or indirectly, any action designed to or that would constitute, or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(j)           Restriction on Sale of Securities. The Company or the Guarantors will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to United States dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representative for a period beginning on the date hereof and ending 30 days after the last Closing Date.

6.           Free Writing Prospectuses. (a)          Issuer Free Writing Prospectuses. The Company and each Guarantor represents and agrees that, unless it obtains the prior consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representative or except as provided in Section 6(b) hereof, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)          Term Sheets. The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Representative, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7.           Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Guarantors herein (as though made on such Closing Date), to

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the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and Guarantors of its obligations hereunder and to the following additional conditions precedent:

(a)          Accountants’ Comfort Letter. The Representative shall have received letters addressed to the Underwriters, dated, respectively, the date hereof with respect to the General Disclosure Package and the Closing Date with respect to the Final Prospectus, of PricewaterhouseCoopers LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and in the form and substance satisfactory to the Representative (except that, with respect to the “bring down” comfort letter dated on the Closing Date, the specified date referred to in the comfort letter shall be a date no more than three days prior to such Closing Date).

(b)          Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for such purpose, pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Act shall be pending before or threatened by the Commission, or, to the knowledge of the Company, the Guarantors or any Underwriter, shall be contemplated by the Commission; the Final Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Act) and in accordance with this Agreement; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representative.

(c)          No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries taken as a whole that, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to proceed with the offering, sale or delivery of the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act, or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to proceed with the offering, sale or delivery of or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company or any Guarantor on the New York Stock Exchange; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representative impractical or inadvisable to proceed with the offering, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d)          Opinion of Counsel for Company. The Underwriters shall have received (i) an opinion of Morrison & Foerster LLP, counsel for the Company, dated the Closing Date, which opinion shall be in form and substance reasonably satisfactory to the Representative and (ii) an opinion of each of Mississippi, Pennsylvania and Texas counsel for the Company and the Guarantors, dated the Closing Date, which opinion shall be in form and substance reasonably satisfactory to the Representative.

(e)          Opinion of Counsel for Underwriters. The Underwriters shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing

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Date, with respect to such matters as the Underwriters may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Cravath, Swaine & Moore LLP may rely as to the incorporation of the Company and the Guarantors and all other matters governed by Mississippi, Pennsylvania or Texas law upon the opinion of external counsel for the Company referred to above in Section 7(d).

(f)           Officers’ Certificate. The Representative shall have received a certificate addressed to the Underwriters, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct in all material respects; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose or pursuant to Section 8A under the Act have been instituted or, to the best of his or her knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

The Company will furnish the Representative with such conformed copies of such opinions, certificates, letters and documents as the Representative reasonably requests. The Representative may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

8.           Indemnification and Contribution. (a)Indemnification of the Underwriters by the Company and the Guarantors. The Company and the Guarantors will, jointly and severally, indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities (including reasonable legal fees), joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company or the Guarantors by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b)          Indemnification of Company and the Guarantors. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, the Guarantors, each of their respective directors and each of their respective officers who signs a Registration Statement and each person, if any, who controls the Company or any Guarantor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any

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Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or the Guarantors by such Underwriter through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of (i) the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” and the information contained in the second, fifth, ninth and eleventh paragraphs under the caption “Underwriting.”

(c)          Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any single proceeding or related proceeding involving substantially similar legal claims in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel). Any such separate firm for any indemnified party, its affiliates, directors and officers and any control persons of such indemnified party shall be designed in writing by the applicable indemnified persons. No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d)          Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as

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is appropriate to reflect the relative benefits received by the Company or the Guarantors on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company or the Guarantors on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company, the Guarantors and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9.           Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on the Closing Date and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date, the Representative may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on the Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to the Representative and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.         Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors or their respective officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered

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Securities, and the respective obligations of the Company, the Guarantors and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11.         Notices. All communications hereunder will be in writing and, (a) if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Underwriters c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD (with a copy (which shall not constitute notice) to Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, Attention: Craig F. Arcella) or (b) if sent to the Company or the Guarantors, will be mailed, delivered or telegraphed and confirmed to it at The Chemours Company, 1007 Market Street, Wilmington, Delaware 19898, Attention: General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed to such Underwriter at its address furnished to the Company by such Underwriter.

12.         Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13.         Representation of Underwriters. The Representative will act for the several Underwriters in connection with this purchase, and any action under this Agreement taken by the Representative jointly will be binding upon all the Underwriters.

14.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15.         Absence of Fiduciary Relationship. The Company and the Guarantors acknowledge and agree that:

(a)          No Other Relationship. The Underwriters have been retained solely to act as underwriter in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Guarantors and the Underwriters has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Underwriters have advised or is advising the Company or the Guarantors on other matters;

(b)          Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company and the Guarantors following discussions and arms-length negotiations with the Underwriters and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)          Absence of Obligation to Disclose. The Company and the Guarantors have been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Guarantors and that the Underwriters have no obligation to disclose such interests and transactions to the Company or the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d)          Waiver. The Company and the Guarantors waive, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Underwriters shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16.         Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to

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this Agreement or the transactions contemplated hereby. The Company and the Guarantors irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

17.         Waiver of Jury Trial. The Company and the Guarantors hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18.         Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company and the Guarantors, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

[signature pages follow]

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If the foregoing is in accordance with the Representative’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Guarantors and the several Underwriters in accordance with its terms.

Very truly yours,

THE CHEMOURS COMPANY
THE CHEMOURS COMPANY FC, LLC
THE CHEMOURS COMPANY TT, LLC CHEMFIRST INC.
FIRST CHEMICAL CORPORATION
FIRST CHEMICAL TEXAS, L.P.
FT CHEMICAL, INC.
FIRST CHEMICAL HOLDINGS, LLC

By:	/s/ Mark E. Newman
Name: Mark E. Newman
Title: Senior Vice President and Chief Financial Officer

Accepted:

Credit Suisse Securities (USA) LLC

Acting on behalf of itself and the several Underwriters named in Schedule A hereto

By:	/s/ Priyanka Verma
Name:	Priyanka Verma
Title:	Director

[Signature Page to the Underwriting Agreement]

SCHEDULE A

Underwriters	Principal Amount of Securities to be Purchased
Credit Suisse Securities (USA) LLC	$150,000,000.00
J.P. Morgan Securities LLC	$90,000,000.00
Citigroup Global Markets Inc.	$90,000,000.00
Barclays Capital Inc.	$90,000,000.00
TD Securities (USA) LLC	$50,000,000.00
HSBC Securities (USA) Inc.	$13,000,000.00
RBC Capital Markets, LLC	$8,500,000.00
Mizuho Securities USA LLC	$8,500,000.00
Total	$500,000,000.00

SCHEDULE B

GUARANTORS

The Chemours Company FC, LLC

The Chemours Company TT, LLC

ChemFirst Inc.

First Chemical Corporation

First Chemical Texas, L.P.

FT Chemical, Inc.

First Chemical Holdings, LLC

SCHEDULE C

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1.	Final term sheet dated May 9, 2017 for the 5.375% Senior Notes due 2027 in the form set forth in Schedule D hereto.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None.

SCHEDULE D

FINAL TERM SHEET

Filed Pursuant to Rule 433

Registration No. 333-217642

Pricing Term Sheet

May 9, 2017

The Chemours Company

$500,000,000 5.375% Senior Notes due 2027

(the “Offering”)

The information in this pricing term sheet relates only to the Offering and should be read together with (i) the preliminary prospectus supplement dated May 9, 2017 relating to the Offering, including the documents incorporated therein by reference (the “Preliminary Prospectus Supplement”) and (ii) the related base prospectus dated May 4, 2017 (the “Base Prospectus”), each as filed with the Securities and Exchange Commission (the “SEC”).

Issuer:	The Chemours Company, a Delaware corporation (the “Issuer”)
Subsidiary Guarantors:	First Chemical Corporation; First Chemical Holdings, LLC; First Chemical Texas, L.P.; FT Chemical, Inc.; The Chemours Company FC, LLC; The Chemours Company TT, LLC; ChemFirst Inc.
Security Description:	5.375% Senior Notes due 2027 (the “Notes”)
Principal Amount:	$500,000,000
Coupon:	5.375%
Maturity:	May 15, 2027
Price to Public:	99.051%, plus accrued and unpaid interest from May 23, 2017
Gross Proceeds:	$495,255,000
Net Proceeds (Before Expenses):	$490,255,000
Yield to Maturity:	5.500%
Benchmark Treasury:	2.250% UST due February 15, 2027
Spread to Treasury:	310 basis points
Interest Payment Dates:	May 15 and November 15, beginning November 15, 2017
Record Dates:	May 1 and November 1
Optional Redemption:
Make-Whole Call:	Treasury +50 bps, prior to February 15, 2027
Par Call:	At any time on or after February 15, 2027, at 100.000%
Change of Control:	Upon the occurrence of certain change of control events (as described in the Preliminary Prospectus Supplement), we will be required to repurchase all outstanding Notes at a repurchase price of 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.
Ratings[1]:	Moody’s: B1 S&P: B+
Trade Date:	May 9, 2017

[1]	Note: a securities rating is not a recommendation to buy, sell or hold the Notes and may be subject to revision or withdrawal at any time.

Settlement Date[2]:	May 23, 2017 (T+10)
CUSIP/ISIN Numbers:	163851AE8 / US163851AE83
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Citigroup Global Markets Inc. Barclays Capital Inc. TD Securities (USA) LLC
Co-Manager:	HSBC Securities (USA) Inc. RBC Capital Markets, LLC Mizuho Securities USA LLC

The Issuer has filed a registration statement (including the Base Prospectus) and the Preliminary Prospectus Supplement with the SEC in connection with the Offering. Before you invest, you should read the Preliminary Prospectus Supplement, the Base Prospectus, the documents incorporated in each by reference and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Offering. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent therewith. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the Preliminary Prospectus Supplement and the Base Prospectus may be obtained from: Credit Suisse Securities (USA) LLC at 1-800-221-1037; J.P. Morgan Securities LLC at 1-212-834-4533; Citigroup Global Markets Inc. at 1-800-831-9146; Barclays Capital Inc. at 1-888-603-5847 and TD Securities (USA) LLC at 1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE E

SUBSIDIARIES

Name	Jurisdiction of Organization
2463297 Ontario Limited	Canada
Baanhoekweg Energie Project BV	Netherlands
ChemFirst Inc.	Mississippi
Chemours Belgium BVBA	Belgium
Chemours Chemicals Rus	Russia
Chemours Deutschland GmbH	Germany
Chemours EMEA 2, LLC	Delaware
Chemours France SAS	France
Chemours Hong Kong Holding Limited	Hong Kong
Chemours International 2, LLC	Delaware
Chemours International Operations Sàrl	Switzerland
Chemours Italy S.r.l.	Italy
Chemours Kabushiki Kaisha	Japan

[2]	It is expected that delivery of the Notes will be made to investors on or about May 23, 2017, which will be the 10th business day following the initial date of trading of the Notes (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Name	Jurisdiction of Organization
Chemours Korea Inc.	Korea
Chemours Netherlands 2, LLC	Delaware
Chemours Netherlands BV	Netherlands
Chemours NL Holding 1 B.V.	Netherlands
Chemours NL Holding 2 B.V.	Netherlands
Chemours NL Holding 3 B.V.	Netherlands
Chemours NL Holding 4 B.V.	Netherlands
Chemours NL Holding 5 B.V.	Netherlands
Chemours Services Sàrl	Switzerland
Chemours Spain S.L.	Spain
Chemours Titanium Technologies (Taiwan) Ltd.	Taiwan
Chemours TR Kimyasal Ürünler Limited Şirketi	Turkey
Chemours UK Limited	United Kingdom
Dordrecht Energy Supply Company B.V.	Netherlands
Dordrecht Energy Supply Company C.V.	Netherlands
First Chemical Corporation	Mississippi
First Chemical Texas, L.P	Delaware
Initiatives Inc. S.A. de C.V.	Mexico
TCC Holding 1 C.V.	Netherlands
TCC Holding 2 C.V.	Netherlands
TCC Holding 3 C.V.	Netherlands
The Chemours (Changshu) Fluoro Technology Company Limited	China
The Chemours (Taiwan) Company Limited	Taiwan
The Chemours (Thailand) Company Limited	Thailand
The Chemours Canada Company	Canada
The Chemours Chemical (Shanghai) Company Limited	China
The Chemours China Holding Co., Ltd	China
The Chemours Company (Australia) Pty Limited	Australia
The Chemours Company Asia Pacific Operations, Inc.	Delaware
The Chemours Company Chile Limitada	Chile
The Chemours Company Colombia S.A.S.	Colombia
The Chemours Company Delaware Operations, Inc.	Delaware
The Chemours Company EMEA, LLC	Delaware
The Chemours Company FC, LLC	Delaware
The Chemours Company Industria E Comercio de Produtos Quimicos Ltda.	Brazil
The Chemours Company International, LLC	Delaware
The Chemours Company Malaysia Sdn. Bhd.	Malaysia
The Chemours Company Mexicana S. de R.L. de C.V.	Mexico
The Chemours Company Mexico, S. de R.L. de C.V.	Mexico
The Chemours Company Netherlands, LLC	Delaware
The Chemours Company North America, Inc.	Delaware
The Chemours Company (Argentina) S.R.L.	Argentina
The Chemours Company Servicios, S. de R.L. de C.V.	Mexico
The Chemours Company Singapore Pte. Ltd.	Singapore
The Chemours Company TT, LLC	Pennsylvania
The Chemours Company Worldwide Operations, Inc.	Delaware
The Chemours Holding Company, S. de R.L. de C.V.	Mexico
The Chemours India Private Limited	India